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                                                                EXHIBIT 11.1


                   JDA SOFTWARE GROUP, INC. AND SUBSIDIARIES
                         COMPUTATION OF PER SHARE DATA




      Year Ended December 31,
      -----------------------
              1996:
              -----

Weighted average number of shares
  outstanding during the period                         12,064,144
Shares assumed repurchased from tax
  benefit-employee stock options                           (53,935)
Weighted average number of shares                      -----------
  outstanding as adjusted                               12,010,209 (1)
                                                       ===========

Net Income                                             $ 7,679,835
                                                       ===========

Net Income Per Share                                   $       .64
                                                       ===========

(1) Stock options are not included because it results in dilution of less than 3%.



              1995:
              -----

Common shares outstanding                                7,200,000
Shares to be issued upon conversion of the
  Series A Preferred Stock                               2,800,000
Number of shares required to fund the
  redemption of the Series B Preferred Stock
  ($7,500,000) and $4,881,000 of notes payable
  to stockholders which arose from the
  Reorganization, assuming a $13.00 per share
  price. (Staff Accounting Bulletin Topic 1.B.3)           952,000
                                                       -----------
                                                        10,952,000
                                                       ===========

Pro Forma Net Income
  Historical net income                                $ 5,572,828
  Adjust income tax provision                           (1,172,000)(2)
  Interest expense on certain stockholders notes           175,000
                                                       -----------
  Pro forma net income                                 $ 4,575,828
                                                       ===========

Pro Forma Net Income Per Share                         $       .42
                                                       ===========


(2) To reflect a tax provision as if the U.S. federal income had been taxable to JDA rather than the stockholders through March 30, 1995.